Exhibit 99.3

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES
NEW $100.0 MILLION STOCK REPURCHASE PROGRAM

Melville, New York – September 29, 2020 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today announced that its Board of Directors has authorized a new $100.0 million share repurchase program pursuant to which the Company may repurchase shares of its common stock from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws.

“Authorizing the use of our strong balance sheet for share repurchases demonstrates our confidence in the underlying value of our stock and our commitment to providing long-term value for our stockholders,” commented Fred Kornberg, Chairman and Chief Executive Officer of the Company.

Any repurchased shares will be available for various corporate purposes. There can be no assurance of how many shares will be repurchased, and the repurchase program may be suspended or discontinued at any time. The actual timing, number and value of shares repurchased under the program will depend on a number of factors, including general market and economic conditions, and applicable legal requirements. Purchases will be financed through the company’s cash balances.

The Company had approximately 24.9 million shares of common stock outstanding as of July 31, 2020, the last day of its most recently completed fiscal year. The new stock repurchase program has no time limit and replaces the Company’s prior stock repurchase program that had $8.7 million remaining out of an original authorized amount of $100.0 million.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. These risks and uncertainties include the risk that the Company may not be able, under the terms of its credit facility or otherwise, to repurchase shares of its common stock, as well as other risks and uncertainties identified in the Company's Securities and Exchange Commission filings. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
Media Contacts:
Michael D. Porcelain, President and Chief Operating Officer
(631) 962-7000
Info@comtechtel.com
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